TapImmune Inc. Announces Acquisition of Core TAP Technologies and Intellectual Property from The University of British Columbia

New Name to Reflect a New Direction and Independent Operation

VANCOUVER, BC, June 28, 2007 - TapImmune Inc., a biotechnology company specializing in the development of immunotherapeutics for cancer and vaccines for infectious diseases, announced today that it has fulfilled its financial obligation to The University of British Columbia for the proposed acquisition of its key Transporter Associated with Antigen Processing (TAP) technology platform and patents. All financial terms with The University of British Columbia have been met.  Technology assignment and transfer is expected to be completed in the next week.

The Company (previously GeneMax Corp) had been operating under an exclusive world-wide license from The University of British Columbia (UBC) for the use of TAP as an immunotherapy in the treatment of a broad spectrum of metastatic cancers deficient in this molecule. Initial animal studies have shown that restoring TAP can significantly improve outcomes and survival by up to 70%. This technology was discovered by Dr. Wilf Jefferies, a world expert in and professor of Immunology and Microbiology at the Michael Smith Laboratories at The UBC.

In addition, the use of TAP as a molecular adjuvant for reviving and optimizing vaccines against infectious disease was also discovered. This exciting discovery has far reaching potential applications in fighting and eradicating viral diseases in humans and many additional veterinary applications. The initial proof of concept studies showed a 100 to 1000 fold increase in the potency of a targeted vaccine.

 "This acquisition is a milestone achievement for the company and essentially results in the birth of a new independent entity. I believe it will give our shareholders significant value going forward and firmly places our destiny in our own hands," said Denis Corin, recently appointed President and CEO. "This past year has been strategically important for the company. We have had to do some restructuring and have refocused our development programs to move our technology from the lab to the clinic and have positioned us very well to enter the $13 billion world wide vaccine market."

The company's technologies have been featured on ABC News BusinessNow, B-TV, in BusinessWeek, Popular Mechanics and local news papers as well as many respected medical journals including the Journal of Immunology, Nature (Biotechnology), International Journal of Cancer, Cancer Research and PLoS Pathogens among others.

The Company is preparing to move its technology to its own facilities and to advance the pre-clinical programs of its core TAP technologies into GLP clinical programs.

In conjunction with the new name, the company has restructured the capital of the company in a 1 for 2.5 consolidation.

About TAP

Transporters Associated with Antigen Processing (TAP) are transporters responsible for supplying tumor-associated antigens and viral antigens used in the assembly of MHC class I surface molecules.   MHC class I molecules are required for the recognition and destruction of tumor cells and virus infected cells by the cellular arm of the immune system.    A wide variety of metastatic cancers evade destruction by the immune system due to absent or insufficient amounts of TAP, making the tumors unrecognizable by the immune system.  The TAP molecule also works as an adjuvant to enhance vaccines against infectious diseases.

About TapImmune Inc.

TapImmune Inc. is a biotechnology company specializing in the development of innovative therapeutics and vaccines in the areas of oncology and infectious disease. The companies' lead product, the TAP vaccine performs a key step in moving characteristic markers called antigens to the surfaces of cells. Without TAP, there are no cancer markers, so the immune system fails to spot the rogue cells and the cancerous cells can grow undetected. The effective restoration of TAP restores and augments antigen presentation and subsequent recognition and killing of cancer cells by the immune system. The TAP molecule also works as an adjuvant or 'accelerant' to enhance vaccines against infectious diseases. The company is currently developing AdhTAP for the commencement of toxicology studies leading to the initiation of Phase I clinical trials. The global Vaccine market is expected to grow from $13B in 2007 to $21B in 2010.

Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company's expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements". Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company's most recent Form 10-KSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.